Exhibit 99.1
The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: November 21, 2007	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
308/236-8491

THE BUCKLE, INC. REPORTS THIRD QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended November 3, 2007 increased 25.7 percent on a 17.1 percent net sales increase.

Net sales for the 13-week third quarter ended November 3, 2007 increased 17.1 percent to $167.6 million compared to net sales of $143.1 million for the prior year 13-week third quarter ended October 28, 2006. Comparable store net sales, for stores open at least one year, for the third quarter increased 14.3 percent from comparable store net sales for the prior year 13-week period ended November 4, 2006.

Net sales for the 39-week period ended November 3, 2007 increased 16.3 percent to $412.9 million from net sales of $355.1 million for the prior year 39-week period ended October 28, 2006. Comparable store net sales for the 39-week period ended November 3, 2007 increased 10.6 percent from comparable store net sales for the prior year 39-week period ended November 4, 2006.

Due to the 53rd week in fiscal 2006, comparable store net sales for the quarter and year-to-date periods are compared to the prior year 13-week and 39-week periods ended November 4, 2006.

Net income for the third quarter of fiscal 2007 was $22.2 million, or $0.75 per share ($0.72 per share on a diluted basis), compared with $17.7 million, or $0.61 per share ($0.59 per share on a diluted basis) for the third quarter of fiscal 2006.

Net income for the 39-week period ended November 3, 2007 was up 37.2 percent to $46.2 million or $1.56 per share ($1.50 per share on a diluted basis), compared with $33.7 million or $1.16 per share ($1.12 per share on a diluted basis) for the 39-week period ended October 28, 2006.

Earnings per share and the weighted average shares outstanding for the prior year third quarter and year-to-date periods have been adjusted to reflect the impact of the Company’s 3-for-2 stock split paid in the form of a stock dividend on January 12, 2007. The prior year third quarter stockholders’ equity data have not been split adjusted.

Management will hold a conference call at 10:00 a.m. EST today to discuss third quarter results. To participate in the call, please call (877) 209-9919 and reference the conference code 893861. A replay of the call will be available for a two-week period beginning November 21, 2007 at 12:30 p.m. EST by calling (800) 475-6701 and entering the conference code 893861.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 369 retail stores in 38 states, which includes the opening of new stores in Portland, Oregon and Columbus, Ohio last week. As of the end of the third quarter, it operated 367 stores in 38 states compared with 352 stores in 38 states at the end of the third quarter of fiscal 2006.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note: News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	November 3,	October 28,	November 3,	October 28,
	2007	2006	2007	2006

SALES, Net of returns and allowances	$167,559	$143,084	$412,927	$355,088

COST OF SALES (Including buying,
distribution, and occupancy costs)	96,810	84,435	250,262	223,344

Gross profit	70,749	58,649	162,665	131,744

OPERATING EXPENSES:
Selling	31,864	28,095	80,353	72,102
General and administrative	5,746	4,713	15,617	12,254
	37,610	32,808	95,970	84,356

INCOME FROM OPERATIONS	33,139	25,841	66,695	47,388

OTHER INCOME, Net	2,177	2,193	6,560	6,059

INCOME BEFORE INCOME TAXES	35,316	28,034	73,255	53,447

PROVISION FOR INCOME TAXES	13,118	10,373	27,072	19,793

NET INCOME	$22,198	$17,661	$46,183	$33,654

EARNINGS PER SHARE:
Basic	$0.75	$0.61	$1.56	$1.16

Diluted	$0.72	$0.59	$1.50	$1.12

Basic weighted average shares	29,791	28,750	29,678	28,921
Diluted weighted average shares	30,915	29,699	30,842	29,941

THE BUCKLE, INC.

BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	November 3,	February 3,	October 28,
ASSETS	2007	2007 (1)	2006

CURRENT ASSETS:
Cash and cash equivalents	$40,092	$35,752	$10,053
Short-term investments	140,725	115,721	131,299
Accounts receivable, net of allowance of $54, $72, and $62, respectively	4,407	4,046	5,164
Inventory	99,492	70,306	99,974
Prepaid expenses and other assets	16,002	12,401	8,100
Total current assets	300,718	238,226	254,590

PROPERTY AND EQUIPMENT:	235,240	215,630	213,714
Less accumulated depreciation and amortization	(133,409)	(121,811)	(118,538)
	101,831	93,819	95,176

LONG-TERM INVESTMENTS	28,391	31,958	37,936
OTHER ASSETS	4,044	4,195	2,624

	$434,984	$368,198	$390,326

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$31,896	$14,670	$19,126
Accrued employee compensation	17,506	17,800	10,943
Accrued store operating expenses	6,447	4,468	4,755
Gift certificates redeemable	4,263	6,709	3,793
Income taxes payable	6,553	5,562	7,139
Total current liabilities	66,665	49,209	45,756

DEFERRED COMPENSATION	4,120	3,368	3,203
DEFERRED RENT LIABILITY	32,095	29,034	29,320
Total liabilities	102,880	81,611	78,279

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value;
issued and outstanding; 30,306,186 shares at November 3, 2007, 29,408,576
shares at February 3, 2007, and 19,200,516 shares at October 28, 2006	303	294	192
Additional paid-in capital	62,363	43,493	26,741
Retained earnings	269,438	242,800	285,114
Total stockholders’ equity	332,104	286,587	312,047

	$434,984	$368,198	$390,326

(1) Derived from audited financial statements.